As filed with the Securities and Exchange Commission on March 18, 2013

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

OMEROS CORPORATION

(Exact name of Registrant as specified in its charter)

Washington	91-1663741
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

201 Elliott Avenue West

Seattle, Washington 98119

(Address of principal executive offices) (Zip code)

2008 Equity Incentive Plan

(Full title of the plan)

Gregory A. Demopulos, M.D.

President, Chief Executive Officer and

Chairman of the Board of Directors

Omeros Corporation

201 Elliott Avenue West

Seattle, Washington 98119

(Name and address of agent for service)

(206) 676-5000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share	1,294,874(1)	$5.63(2)	$7,290,141.00(2)	$994.38

(1)	Represents additional shares of Common Stock available for issuance under the 2008 Equity Incentive Plan as a result of provisions in that plan that allow for automatic annual increases of the number of shares of Common Stock available for issuance. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the 2008 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.
(2)	Offering prices of awards that have not yet been granted as of the date of this Registration Statement are computed in accordance with Rule 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee based upon the price of $5.63 per share, which was the average of the high and low prices of the Common Stock of the Registrant as reported on The NASDAQ Global Market on March 12, 2013.

OMEROS CORPORATION

REGISTRATION OF ADDITIONAL SECURITIES

PURSUANT TO GENERAL INSTRUCTION E

This Registration Statement registers additional shares of our Common Stock to be issued pursuant to our 2008 Equity Incentive Plan. Accordingly, unless noted herein, the contents of the previous registration statements on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on October 29, 2009 (File No. 333-162732), April 1, 2010 (File No. 333-165861), March 17, 2011 (File No. 333-172905) and March 19, 2012 (File No. 333-180216) are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8.

Item 3. Incorporation of Documents by Reference.

The	following documents previously filed with the SEC (File No. 001-34473) are hereby incorporated by reference:

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC on March 18, 2013 (the “2012 Annual Report”);

(b)	Our definitive proxy statement on Schedule 14A filed with the SEC on April 27, 2012;

(c)	All other reports filed with the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by our 2012 Annual Report; and

(d)	The description of our Common Stock contained in Exhibit 99.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on March 15, 2012, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Under no circumstances will any information furnished under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

EXPERTS

The consolidated financial statements of Omeros Corporation included in Omeros Corporation’s Annual Report for the year ended December 31, 2012, and the effectiveness of Omeros Corporation’s internal control over financial reporting as of December 31, 2012, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission), given on the authority of such firm as experts in accounting and auditing.

Item 5. Interests of Named Experts and Counsel.

The validity of the shares of common stock being registered under this Registration Statement has been passed upon by Mr. Alex Sutter, Deputy General Counsel and Assistant Secretary of the Registrant. As of March 18, 2013, Mr. Sutter held options under our equity incentive plans to purchase up to 103,612 shares of common stock of the Registrant and was eligible to receive additional equity awards under such plan.

Item 8. Exhibits.

Reference is made to the Exhibit Index, which is incorporated herein by reference.

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 of the Form S-8 filed on March 17, 2011 (File No. 333-172905) or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington on March 18, 2013.

OMEROS CORPORATION

By:	/s/ Gregory A. Demopulos
Gregory A. Demopulos, M.D.
President, Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gregory A. Demopulos, M.D. as his attorney-in-fact, with full power of substitution, for him in any and all capacities to sign any and all amendments to this registration statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gregory A. Demopulos Gregory A. Demopulos, M.D.	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive, Financial and Accounting Officer)	March 18, 2013

/s/ Ray Aspiri Ray Aspiri	Director	March 18, 2013

/s/ Thomas J. Cable Thomas J. Cable	Director	March 18, 2013

/s/ Peter A. Demopulos Peter A. Demopulos, M.D.	Director	March 18, 2013

/s/ Arnold C. Hanish Arnold C. Hanish	Director	March 18, 2013

/s/ Leroy E. Hood Leroy E. Hood, M.D., Ph.D.	Director	March 18, 2013

EXHIBIT INDEX

Exhibit Number	Exhibit Title

4.1	Amended and restated articles of incorporation of the Registrant (incorporated by reference from Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on March 31, 2010).

4.2	Amended and restated bylaws of the Registrant (incorporated by reference from Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on March 31, 2010).

4.3	2008 Equity Incentive Plan (incorporated by reference from Exhibit 10.8 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-148572), filed on April 1, 2008).

4.4	Form of Stock Option Award Agreement under the 2008 Equity Incentive Plan (to be used for awards granted on or after October 7, 2009) (incorporated by reference from Exhibit 10.9 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-148572), filed on April 1, 2008).

5.1	Opinion of Alex Sutter, Deputy General Counsel and Assistant Secretary.

23.1	Consent of Ernst & Young LLP (Independent Registered Public Accounting Firm).

23.2	Consent of Alex Sutter (included in Exhibit 5.1).

24.1	Power of Attorney (included as part of the signature page to this Registration Statement).